Exhibit 10.1
LADENBURG THALMANN FINANCIAL SERVICES INC.
153 East 53rd Street
New York, New York 10022
September 14, 2006
Vector Group Ltd.
100 S.E. Second Street
Miami, Florida 33131
Attn.: Howard M. Lorber, President
Gentlemen:
     This letter agreement will confirm the understanding between Ladenburg Thalmann Financial Services Inc. (“Company”), a Florida corporation with offices at 153 East 53rd Street, New York, New York 10022, and Vector Group Ltd. (“VGL”), a Delaware corporation with offices at 100 S.E. Second Street, Miami, Florida 33131, under which VGL will provide certain services to the Company.
          As reasonably requested by the Company, VGL will provide the following services (“Services”) to the Company: (i) VGL will make available to the Company the services of Richard J. Lampen, VGL’s Executive Vice President, to serve as the Company’s Chief Executive Officer; and (ii) VGL will provide, upon request of the Company, such other financial and accounting resources, including assistance in complying with Section 404 of the Sarbanes-Oxley Act of 2002.
          In consideration of the Services, the Company shall pay VGL an annual fee of $250,000, payable in quarterly installments of $62,500 in advance, commencing September 1, 2006. Additionally, VGL shall be entitled to recover all direct, out of pocket costs, fees and other expenses incurred by VGL or Mr. Lampen in connection with the Services.
          The Company shall indemnify, defend and hold harmless VGL from and against any loss, liability, claim, demand, action, suit, proceeding, judgment, penalty, government investigation or expense (including reasonable attorneys’ fees), whether or not involving a third-party claim, proceeding, demand, or liability of any kind, (collectively, “Damages”) arising, directly or indirectly, or alleged to arise, directly or indirectly, in anyway out of the provision of services by Mr. Lampen hereunder.
          VGL shall provide the Company with reasonably prompt written notice of a claim for any Damages or the commencement of any claim, demand, proceeding, action or suit (collectively, “Proceeding”). Any failure to notify the Company will not relieve the Company of its indemnification obligation hereunder except to the extent that the Company demonstrates that the defense of a Proceeding by the Company was materially prejudiced by failure or delay to give such notice. The Company shall diligently assume the defense, including payment thereof, of any Proceeding through counsel selected by the Company (and not reasonably objected to by VGL). The Company shall have the right to compromise or settle such matters (and VGL shall not have such right) provided however, that no compromise or settlement of any such Proceeding may be effected by the Company without the consent of VGL, such consent not to be unreasonably withheld or delayed, unless (a) there is no finding or admission of any violation of law by VGL and (b) the sole remedy provided thereunder is monetary damages which will be paid in full by the Company and the Company demonstrates the capacity to do so.
          Our agreement will commence on September 6, 2006 and will terminate upon not less than 30 days’ prior written notice by either of us.
          Please indicate your acceptance by signing this letter in the space provided below.
LADENBURG THALMANN
FINANCIAL SERVICES INC.

By:	/s/ Diane Chillemi
	Name:	Diane Chillemi
	Title:	Vice President and Chief Financial Officer

ACCEPTED AND AGREED TO:
VECTOR GROUP LTD.

By:	/s/ Howard M. Lorber

Name: Howard M. Lorber
Title: President and Chief Executive Officer